Exhibit 99.1

INTERIM ANALYSIS OF IGNYTA’S ENTRECTINIB SUGGESTS POTENTIAL BEST-IN-CLASS PROFILE AS A

FIRST-LINE TARGETED THERAPY IN PATIENTS WITH ROS1-POSITIVE NON-SMALL CELL LUNG CANCER

•	Entrectinib demonstrated a 78 percent (25 out of 32; by Investigator) and 69 percent (22 out of 32; by BICR) confirmed objective response rate (ORR) based on an interim analysis of patients with ROS1 fusion-positive advanced non-small cell lung cancer

•	Entrectinib showed a median duration of response of 28.6 months and median progression free survival of 29.6 months, with 53 percent of patients remaining on study

•	Compelling central nervous system (CNS) activity observed, with an 83 percent (5 out of 6; by BICR) confirmed intracranial ORR in patients with measurable CNS metastases at presentation

•	Entrectinib was well tolerated, with more than 200 patients treated at the recommended phase 2 dose, with mostly Grade 1-2 reversible treatment-related adverse events

•	Company to host conference call and webcast on October 18 at 8:00 a.m. Eastern Time

October 17, 2017, 10:55 PM Eastern Time

SAN DIEGO, October 17, 2017 — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced updated results from its clinical trials, including the STARTRK-2 trial, of entrectinib — an investigational, CNS-active, potent, and selective tyrosine kinase inhibitor being developed for tumors that harbor NTRK fusions or ROS1 fusions. In this interim analysis, entrectinib demonstrated a 78% confirmed ORR (by Investigator; 95% CI: 60.0, 90.7) and a 69% confirmed ORR (by Blinded Independent Central Review, or BICR; 95% CI: 50.0, 83.9) in 32 patients with locally advanced or metastatic non-small cell lung cancer (NSCLC) that harbored ROS1 fusions. Entrectinib demonstrated compelling durability in these patients, with a median duration of response (mDOR) of 28.6 months (by BICR; 95% CI: 6.8, 34.8; median follow-up of 12.9 months) and a median progression free survival (mPFS) of 29.6 months (by BICR; 95% CI: 7.7, 36.6; median follow-up of 8.5 months). Of the patients evaluated, 11 had CNS metastases at baseline as assessed by Investigator, and 83 percent (5 out of 6; by BICR) of the patients with measurable CNS metastases at presentation had confirmed intracranial RECIST responses to treatment with entrectinib. The data were presented today in an oral presentation at the International Association for the Study of Lung Cancer (IASLC) 18th World Conference on Lung Cancer (WCLC) in Yokohama, Japan.

“Based on these data, we believe that entrectinib has the potential to be a best-in-class therapeutic option as a first-line targeted therapy for patients with ROS1-positive NSCLC,” said Jonathan Lim, M.D., chairman and CEO of Ignyta. “The extended duration of response and progression free survival times observed in these interim data are particularly compelling, and we believe may be driven by entrectinib’s CNS activity. Entrectinib was designed to cross the blood-brain barrier, allowing it to both address preexisting CNS lesions and have the potential to prevent or delay the onset of metastases to the brain, a common site of progression, particularly in NSCLC.”

Safety was consistent with previous studies of entrectinib. With over 200 patients treated at the recommended phase 2 dose, most adverse events (AEs) were Grade 1-2 and reversible, and only 3 percent of patients discontinued from the study due to treatment-related AEs (TRAEs). The most common TRAEs were dysgeusia (38%), fatigue (29%), constipation (23%), dizziness (23%), and increased weight (19%). The most common Grade 3 TRAEs were increased weight (5%), anemia (4%), and fatigue (3%). There were no Grade 4 events occurring in greater than one percent of patients and no Grade 5 TRAEs.

“ROS1 fusions occur in approximately two percent of all cases of NSCLC and, given the propensity for these tumors to metastasize to the brain, the CNS activity of entrectinib is a critical differentiating feature of the compound and may be contributing to the impressive duration and progression free survival it has demonstrated thus far,” said Myung-Ju Ahn, Professor in the Department of Hematology and Oncology at the Samsung Medical Center in Seoul Korea and study author.

In addition to these data in ROS1-positive NSCLC, entrectinib has demonstrated promising preliminary antitumor activity across NTRK-positive solid tumors, an indication for which entrectinib has received breakthrough therapy designation (BTD) from the U.S. Food and Drug Administration (FDA) and PRIME designation from the European Medicines Agency (EMA). Based on recent guidance from the FDA, the company is on track for dual NDA submissions in both the NTRK tissue-agnostic and the ROS1-positive NSCLC indications in 2018.

A conference call and live webcast will be held on October 18, 2017, at 8:00 a.m. Eastern Time to discuss the data presented, as well as the comprehensive entrectinib program. To participate in the conference call, please dial 800-946-0716 (U.S.) or 719-325-4934 (international) and provide Conference ID 7994148. To access the live webcast, go to https://www.ignyta.com/investors/.

About Entrectinib

Entrectinib is an investigational, CNS-active, potent, and selective small molecule tyrosine kinase inhibitor of the TRK (tropomyosin receptor kinase) family of tyrosine kinase receptors (TRKA, TRKB and TRKC) and ROS1 proteins, which is in a Phase 2 clinical study and two Phase 1 clinical studies in molecularly defined adult patient populations for the treatment of solid tumors, and a Phase 1/1b clinical study in pediatric patients with advanced solid tumor malignancies.

About STARTRK-2

STARTRK-2 is an open-label, multicenter, global Phase 2 basket study of entrectinib for the treatment of patients with locally advanced or metastatic solid tumors that harbor NTRK1/2/3, ROS1, or ALK gene rearrangements. The basket design screens patient tumor samples for the relevant targets to take full advantage of entrectinib’s demonstrated preliminary clinical activity across a range of different tumor types and molecular targets.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular and immunological drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with rare cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

About the WCLC

The World Conference on Lung Cancer (WCLC) is the world’s largest meeting dedicated to lung cancer and other thoracic malignancies, attracting over 6,000 researchers, physicians and specialists from more than 100 countries. The goal is to disseminate the latest scientific achievements; increase awareness, collaboration and understanding of lung cancer; and to help participants implement the latest developments across the globe. Organized under the theme of “Synergy to Conquer Lung Cancer,” the conference will cover a wide range of disciplines and unveil several research studies and clinical trial results. For more information, visit http://wclc2017.iaslc.org/.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the development of and path to potential regulatory approval of entrectinib and our other product candidates, including potential differentiating factors; the clinical and/or non-clinical data or plans underlying entrectinib or any of our other development programs, the potential for entrectinib to be a best-in-class therapeutic, and the corporate milestones and timelines associated with such programs; our ability to design and conduct development activities for entrectinib and our other development programs; our ability to obtain regulatory approvals in order to market any of our product candidates; and our ability to successfully commercialize any approved products. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; our dependence on third party manufacturers for supply of our product candidates and any approved products; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contact Information:

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com